UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
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LIFEVANTAGE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On October 13, 2023, LifeVantage Corporation sent the following letter to stockholders:

VOTE ON THE WHITE PROXY CARD

LifeVantage®

October 13, 2023

Dear Fellow Stockholders,

As you may have seen, a coalition of nearly 300 LifeVantage Corporation ("LifeVantage" or the "Company") consultants recently issued a public statement enthusiastically supporting the Company's existing Board of Directors, senior leadership team and business strategy.

A copy of that press release is enclosed with this letter and can also be found at the following link: https://tinyurl.com/ywbpn787

Our highly engaged and independent consultants are critical to our business transformation and the continued successful execution of our LV360 strategy. According to the press release, the consultants publicly expressing their support of the Company's Board, senior leadership team and business strategy are responsible for over 80% of the Company's net revenue. We are grateful for their support.

As CEO of LifeVantage, I share their excitement for LifeVantage's future. Our new LV360 strategy represents a comprehensive repositioning of our business. We have developed an industry-leading, modern compensation plan, designed and launched new products to align with customer needs and emerging trends, expanded our business into new geographies, enhanced digital tools for our consultants and invested in social media to drive customer and consultant engagement.

Together, these initiatives are yielding tangible improvements. Since we announced our LV360 strategy in January 2023, we have increased revenue and Adjusted EBITDA, expanded margins and delivered some of the best returns for stockholders of any U.S. public company. **Our investors have seen the value of their investment more than double this year.** Our strategy is working, and we are on a clear path to achieve our long-term targets.

We hope that you will join us in promoting stability for our business and consultants by voting for all of the Company's director candidates using the instructions on the enclosed **WHITE** universal proxy card.

Thank you for your support and investment in LifeVantage.

Sincerely,

Steven R. Fife
President and Chief Executive Officer
LifeVantage Corporation

LifeVantage Board Recommends Stockholders
Vote on the **WHITE** Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed **WHITE** Proxy Card and Returning it in the enclosed postage-paid envelope

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company's stockholders in connection with the 2024 annual meeting of stockholders (the "Annual Meeting"). The Company filed its definitive proxy statement and a **WHITE** universal proxy card with the U.S. Securities and Exchange Commission (the "SEC") on September 22, 2023 in connection with any such solicitation of proxies from the Company's stockholders. **STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE UNIVERSAL PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION.** The Company's definitive proxy statement for the Annual Meeting contains information regarding the direct and indirect interests, by security holdings or otherwise, of the Company's directors and executive officers in the Company's securities. Information regarding subsequent changes to their holdings of the Company's securities can be found in the SEC filings on Forms 3, 4 and 5, which are available on the Company's website at investor.lifevantage.com/financial-information/sec-filings or through the SEC's website at www.sec.gov. Information can also be found in the Company's other SEC filings, including its Annual Report on Form 10-K for the year ended June 30, 2023, filed on August 28, 2023. Stockholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC's website at www.sec.gov. Copies are also available at no charge on the Company's website at investor.lifevantage.com/financial-information/sec-filings.

The Board strongly urges stockholders to vote "FOR" ALL of the Company's director nominees using the WHITE proxy card.

Stockholders who have any questions or need assistance voting their shares are encouraged to contact the Company's proxy solicitor, Morrow Sodali LLC, at (800) 662-5200 or LFVN.info@investor.morrowsodali.com.

Nearly 300 Senior Marketing Consultants Announce Support for Existing LifeVantage Corporation (LFVN) Board of Directors

Rank and File Maintains Confidence in Management Teams and Company Direction

NEWS RELEASE BY **TYLER DANIELS**

St. George, UT | October 12, 2023 09:00 AM Eastern Daylight Time

Today, a coalition of nearly 300 Senior Marketing Consultants to LifeVantage Corporation (Nasdaq: LFVN) – who represent more than 80 percent of the company's revenue – announced their support for the existing company Board and management. Many of the company's Field Advisory Board Members signed an open letter expressing confidence in the existing leadership and direction of the company.

Tyler Daniels, a LifeVantage Field Advisory Board Member who helped organize the coalition of signers, said, "In unity, we find strength, and as a collective of Senior Marketing Consultants, we stand firmly in support of the existing LifeVantage Corporation Board and management. The journey we're on, guided by the vision of our chairman Garry Mauro and the recent strategy changes, have yielded remarkable growth in the last five quarters. We firmly believe that introducing any disruptions would only detract from the remarkable momentum we're currently experiencing. We wholeheartedly endorse the current team, from the Board of Directors to the corporate staff and our field leadership."

The full text of the letter signed by nearly 300 LifeVantage Senior Marketing Consultants is below:

> We as a Field Advisory Board, as well as field leadership, are taking this opportunity to express our great satisfaction with the current direction and decisions made by our corporate executive team as well as the guidance and support/experience provided by our current Board of Directors.
>
> The historical perspective of our chairman Garry Mauro, blended with the recent additions over the last 5 years, are providing a current broad perspective and have led to an environment for growth evidenced by the most recent 5 quarters reported.
>
> We believe any disruption would work counter to the excitement and momentum we are experiencing. This is because our Board of Directors, corporate staff and field consultants understand and agree with the direction we are headed. Interjecting a new agenda would be an unnecessary distraction.

We are in full support of the current team from the Board to the corporate team to the field leadership.

###

For more information or to schedule an interview with Tyler Daniels, please contact Dan Rene at 202-329-8357 or **dan@danrene.com**

Contact Details

Tyler Daniels

Dan Rene

+1 202-329-8357

dan@danrene.com

Tags

LIFEVANTAGE | LFVN | FIELD ADVISORY BOARD MEMBERS | TYLER DANIELS | GARRY MAURO